CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
POWER GALA CORP.

Power Gala Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**Corporation**"), does hereby certify that:

FIRST: The name of the Corporation is Power Gala Corp.

SECOND: This Certificate of Amendment (this "**Certificate of Amendment**") amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on February 17, 2016 (the "**Certificate of Incorporation**").

THIRD: The Article numbered FIRST of the Certificate of Incorporation is hereby amended with the following:

FIRST

The name of the corporation is: Fortune Capital Financial Holding Corp.

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 17th day of February, 2016.

By: ______________________

Name: Huaishan Cao
Title: President